Exhibit 10w.

BRISTOL-MYERS SQUIBB

SUMMARY OF 2006 BOARD OF DIRECTORS’ COMPENSATION PROGRAM

CASH COMPENSATION PROGRAM

Annual Retainer	$45,000
Board Meeting Fee	$2,000
Committee Meeting Fee	$2,000
Committee Chairman Annual Retainer	$10,000

STOCK-BASED PROGRAM

As of the date of the Annual Meeting of Shareholders, each Director receives a 2,500 share option grant. The grant vests 25% per year. On February 1, each Director also receives an annual grant of 2,000 share units that are credited to a deferred compensation account until the Director ceases to serve as a Director. The value of the grant is determined by the value of Bristol-Myers Squibb Company Stock.

DEFERRED COMPENSATION PROGRAM

Twenty-five percent of the annual retainer will be deferred into a deferred share unit account until the director has met the ownership guidelines of 5,000 shares or deferred units. Additionally, all or a portion of compensation may be deferred until retirement or a date specified by the Director. The election to defer is made in the preceding calendar year in which the compensation is earned. A Director may elect for deferred funds to be paid in a lump sum or in a number of installments.

The investment options are:

•	a 6-month U.S. Treasury bill equivalent fund

•	a fund based on the return of the Company’s invested cash

•	deferred share units which are based on the return of Bristol-Myers Squibb common stock

CHARITABLE CONTRIBUTION PROGRAM

This program provides for a $1 million death benefit for each active or retired Director covered. Upon the death of a Director, the Company donates half of the benefit to one or more charitable organizations designated by the Director. The remaining half is contributed to the Bristol-Myers Squibb Foundation.

RETIREMENT PROGRAM

As of March 5, 1996, the Board ended future accruals under the Retirement Plan for Non-Employee Directors and vested eligible directors regardless of their years of service in retirement benefits accrued to date.